Exhibit 4.8
UNILEVER
RULES OF THE
MANAGEMENT CO-INVESTMENT PLAN

Shareholders’ Approval:	PLC 12 May 2010
NV 11 May 2010
Board’s Adoption:	28 April 2010
Expiry Date:	12 May 2020

Table of Contents

Contents		Page
1	Definitions	1

2	Invitations	2

3	Granting Awards	3

4	Before Vesting	6

5	Timing of Vesting	7

6	Consequences of Vesting	8

7	Leaving the Group before Vesting	9

8	Takeovers and Restructurings	10

9	Exchange of Awards	11

10	General	12

11	Amending the Plan and Termination	15
Rules of the Management Co-Investment Plan - 12 May 2010

i

Rules of the Management Co-Investment Plan
1	Definitions

In these rules:

“Acquiring Company” means a person who obtains Control of NV or PLC;

“Annual Bonus Award” means the total annual award under the Unilever Annual Bonus Program, which may be paid in one or more instalments;

“Award” means a conditional right to acquire Shares granted under the Plan;

“Award Date” means the date which the Board sets for the grant of an Award;

“Board” means, subject to rule 8.5 (Board), the board of directors of NV or PLC or a duly authorised committee appointed by the board of directors, except that in respect of Awards to executive directors of the Board, Board shall mean RemCo;

“Business Day” means a day on which the London Stock Exchange or Euronext, as applicable, (or, if relevant and if the Board determines, any stock exchange nominated by the Board on which the Shares are traded) is open for the transaction of business;

“Company” means NV or PLC;

“Control” has the meaning given to it in Section 995 of the Income Tax Act 2007 in relation to NV or PLC;

“Dealing Restrictions” means restrictions imposed by statute, order, regulation or Government directive or by the Model Code or any code adopted by NV or PLC based on the Model Code or a statute, order, regulation or Government directive;

“Dividend Equivalents” means an amount equal in value to the ordinary dividends which would have been payable on the number of Vested Shares between the Award Date and the date of Vesting had they been issued/transferred at the Award Date;

“Employee” means any employee (including an executive director) of a Member of the Group;

“Euronext” means Euronext Amsterdam;

“Expiry Date” means the tenth anniversary of shareholder approval of the Plan;

“Grantor” means, in respect of an Award, the entity which grants that Award under the Plan, which can be:
(i)	the Company;

(ii)	any other Member of the Group; or

(iii)	a trustee of any trust set up for the benefit of Employees or any Member of the Group.
“Group” means NV, PLC and their Subsidiaries or associated companies and “Member of the Group” shall be construed accordingly;

“Investment Shares” means Shares acquired for or on behalf of a Participant as described in rule 2.3 (Acquisition of Investment Shares);
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“Listing Rules” means the rules relating to admission to the Official List;

“London Stock Exchange” means the London Stock Exchange plc;

“Matching Ratio” means the ratio which the number of Shares subject to an Award bears to the number of Investment Shares acquired for or on behalf of a Participant and will be set by the Grantor under rule 2.2 (Terms of Invitation);

“Model Code” means the Model Code on dealings in securities set out in Listing Rule 9, annex 1 (of the London Stock Exchange), as varied from time to time;

“NV” means Unilever NV;

“Official List” means the list maintained by the Financial Services Authority for the purposes of Section 74(1) of the Financial Services and Markets Act 2000;

“Participant” means a person holding an Award or his personal representatives;

“Performance Condition” means any performance condition imposed under rule 3.6 (Performance Conditions);

“Performance Period” means the period in respect of which a Performance Condition is to be satisfied;

“Plan” means these rules known as “The Management Co-Investment Plan”, as changed from time to time;

“PLC” means Unilever PLC;

“RemCo” means the Remuneration Committee of the Board;

“Shares” means fully paid ordinary shares in NV or PLC and includes:
(i)	depositary receipts representing ordinary shares in NV listed on Euronext; and

(ii)	any Shares representing NV and/or PLC Shares following a reconstruction;
“Subsidiary” means a body corporate which is a subsidiary of NV within the meaning of 24a Book 2 (Civil Code) or company which is a subsidiary of the PLC within the meaning of Section 1159 of the Companies Act 2006;

“Vesting” means a Participant becomes entitled to have the Shares subject to an Award transferred to him subject to these rules; and

“Vesting Period” means the period from the Award Date to the date of Vesting set by the Board on the grant of the Award.
2	Invitations

2.1	Eligibility

The Grantor may invite any Employee to participate in the Plan in accordance with any selection criteria that the Board in its discretion may set. However, unless the Board considers that special circumstances exist, the Grantor will not invite an Employee who on the date of invitation has given or received notice of termination of employment, whether or not such termination is lawful.
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2.2	Terms of Invitation

The Grantor will decide the following for each invitation and specify in the invitation document:
2.2.1	the maximum percentage of an Annual Bonus Award which a Participant or group of Participants may elect to use to acquire Investment Shares under the Plan and the manner in which and the date by which such irrevocable election must be communicated to the Grantor;

2.2.2	any percentage of Annual Bonus Award which a Participant or group of Participants is required to use to acquire Investment Shares; and

2.2.3	the Matching Ratio,
subject, in each case, to rule 2.4 (Individual Limits).

2.3	Acquisition of Investment Shares

The amounts that a Participant elects to be used and is required to use to acquire Investment Shares under rules 2.2.1 and 2.2.2 will be deducted from the Participant’s Annual Bonus Award. The Grantor will ensure that these amounts (or, if the Grantor so decides, the gross equivalent of these) are used to acquire Investment Shares for or on behalf of the Participant.

The Investment Shares will be valued based on the closing share price of such Shares on the Award Date, unless the Grantor decides otherwise.

The Investment Shares will be registered in the name of the Participant or be held by a nominee chosen by the Grantor on such terms as the Grantor may decide.

Any mandatory taxes due on the full Annual Bonus Award, will be deducted from the Participant’s Annual Bonus Award. If for any reason, the net amount of cash available from the Participant’s Annual Bonus Award, after deduction of any tax and social security contributions and any amount already paid, is less than the amount that the Participant elected to be used to acquire Investment Shares, the Participant will be required to pay the additional amount due to the Grantor through payroll deductions or such other arrangements as the Grantor deems appropriate.

2.4	Individual Limits
2.4.1	The amount of a Participant’s Annual Bonus Award, which can be used to acquire Investment Shares under the Plan in any one year (as determined by totalling the percentages defined under rules 2.2.1 and 2.2.2) will not exceed 60 per cent of the Annual Bonus Award before any deductions for tax and social security contributions.

2.4.2	The Matching Ratio for an Award will not exceed one Share subject to an Award for every Investment Share which could be acquired pursuant to rule 2.3 (Acquisition of Investment Shares).
3	Granting Awards

3.1	Conditions to Granting Awards

An Award will not be granted to a Participant if, on the date it is granted, the Participant:
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3.1.1	has ceased to be an Employee;

3.1.2	has given or received notice of termination of employment, whether or not such termination is lawful (unless the Board considers that special circumstances exist); or

3.1.3	has not irrevocably agreed to allocate the percentage of the Participant’s Annual Bonus Award to acquire Investment Shares as specified under rules 2.2.1 on such terms as the Grantor may specify.
3.2	Grantor

The Grantor of an Award will be:
3.2.1	the Company (it being noted that in respect of Awards granted to executive directors of the Board, it shall be RemCo that resolves on the Awards);

3.2.2	any other Member of the Group; or

3.2.3	a trustee of any trust set up for the benefit of Employees or any Member of the Group, but having regard to relevant registration requirements such as rules on financial assistance and securities laws.

3.3	Timing of Award

Awards may not be granted at any time after the Expiry Date and Awards may only be granted within 42 days starting on any of the following:
3.3.1	the date of shareholder approval of this Plan;

3.3.2	the day after the announcement of NV’s and PLC’s results for any period;

3.3.3	any day on which the Board resolves that exceptional circumstances exist which justify the grant of Awards;

3.3.4	any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or

3.3.5	the lifting of Dealing Restrictions which prevented the granting of Awards during any period specified above.
3.4	Number of Shares subject to Award

The number of Shares subject to Award shall be the number of Investment Shares acquired for or on behalf of the Participant under rule 2.3 (Acquisition of Investment Shares) multiplied by the Matching Ratio.

3.5	Other Terms of Awards

Awards are subject to the rules of the Plan and any Performance Condition. Awards subject to English law must be granted by deed. Awards subject to Dutch law will be in such form as specified by the Board. The terms of the Award must be determined by the Grantor and approved by the Board (it being noted that in respect of Awards granted to executive directors of the Board, it shall be RemCo that resolves on the Awards including their terms), including:
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3.5.1	the Performance Condition as determined under rule 3.6 (Performance Condition);

3.5.2	any condition specified under rule 3.7 (Other conditions);

3.5.3	the date of Vesting, unless specified in the Performance Condition;

3.5.4	whether the Participant is entitled to receive any cash or Shares under rule 6.2 (Dividend Equivalents); and

3.5.5	the Award Date.
3.6	Performance Condition

When granting an Award, the Grantor will make its Vesting conditional on the satisfaction of one or more conditions linked to the performance of the Group and the Participant’s continued employment until Vesting, subject to rules 3.7 (Other Conditions), 7 (Leaving the Group before Vesting) and 8 (Takeovers and Restructurings). A Performance Condition must be objective and determined at the Award Date and may provide that an Award will lapse to the extent that it is not satisfied. The Grantor, with the consent of the Board, may waive or change a Performance Condition in accordance with its terms or if anything happens which causes the Grantor reasonably to consider it appropriate to do so.

3.7	Other Conditions

The Grantor may impose other conditions when granting an Award. Any condition must be objective, specified at the Award Date and may provide that an Award will lapse to the extent that it is not satisfied. The Grantor, with the consent of the Board, may waive or change a condition imposed under this rule 3.7.

3.8	Award Certificates

Each Participant will receive a certificate setting out the terms of the Award as soon as practicable after the Award Date. The certificate may be the deed or other document referred to in rule 3.5 (Other Terms of Awards) or any other document. If any certificate is lost or damaged, the Company may replace it on such terms as it decides.

3.9	Administrative Errors

If the Grantor grants an Award which is inconsistent with rule 2.1 (Eligibility), it will lapse immediately. If the Grantor makes an invitation or tries to grant an Award which is inconsistent with rules 2.4 (Individual Limits), 3.10 (10 Per Cent in 10 Years Limit) or 3.11 (5 Per Cent in 10 Years Limit), the invitation or Award will be limited and will take effect from the Award Date on a basis consistent with those rules.

3.10	10 Per Cent in 10 Years Limit

A Grantor must not grant an Award if the number of Shares committed to be issued under that Award exceeds 10 per cent of the ordinary share capital of NV and PLC in issue immediately before that day when added to the number of Shares which have been issued or are committed to be issued to satisfy Awards under the Plan, or options or awards under any other employee share plan operated by NV and PLC, granted in the previous 10 years.
Rules of the Management Co-Investment Plan - 12 May 2010

3.11	5 Per Cent in 10 Years Limit

A Grantor must not grant an Award if the number of Shares committed to be issued under that Award exceeds 5 per cent of the ordinary share capital of NV and PLC in issue immediately before that day when added to the number of Shares which have been issued or are committed to be issued to satisfy Awards under the Plan, or options or awards under any other discretionary employee share plan adopted by NV and PLC, granted in the previous 10 years.

3.12	Listing Rules

No Shares will be issued under the Plan if it would cause Listing Rule 6.1.19 (shares in public hands) to be breached.

3.13	Inclusions and Exclusions

For the purposes of rules 3.10 (10 per cent in 10 years limit) and 3.11 (5 per cent in 10 years limit), as long as so required by the Association of British Insurers, Shares transferred from treasury are counted as Shares issued by the Company.

Where the right to acquire Shares is released or lapses, the Shares concerned are ignored when calculating the limits in rules 3.10 (10 per cent in 10 years limit) and 3.11 (5 per cent in 10 years limit).

3.14	Clawback

In the event of a significant downward restatement of the financial results of the Company the Board, at its discretion, may:
•	reduce or lapse any Award, and/or;

•	require some or all of the after-tax number of Shares which have vested to be transferred to the Company or as it directs or the value (on such date as the Board determines) of the Shares to the Company or as it directs.
4	Before Vesting

4.1	Rights

A Participant will not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Award until the Shares are issued or transferred to the Participant.

Subject to rule 4.2 (Transfer of Investment Shares), the Participant will have all the rights of a shareholder, including dividend and voting rights during the Vesting Period, in respect of the Participant’s Investment Shares. When dividends are paid on Shares during the Vesting Period, the Board will have sole discretion to determine whether dividends will be reinvested as additional Investment Shares or paid in cash on the dividend payment date.

4.2	Transfer of Investment Shares

If a Participant transfers, assigns, pledges or otherwise disposes or encumbers of any Investment Shares or any interest therein before the corresponding Award has Vested, the corresponding Award will immediately lapse.

This will not apply to:
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4.2.1	a disposal of Investment Shares (or an undertaking to dispose of them) in connection with a change of Control;

4.2.2	the sale of sufficient nil-paid rights in relation to an Investment Share to take up the balance of the rights under a rights issue or similar transaction;

4.2.3	the transfer of Investment Shares to a Participant’s personal representatives following his death; or

4.2.4	a disposal of Investment Shares acquired as a result of reinvested dividend shares.
4.3	Transfer of Awards

A Participant may not transfer, assign, pledge or otherwise dispose of or encumber an Award or any rights in respect of it. If he does, whether voluntarily or involuntarily, then it will immediately lapse. This rule 4.3 (Transfer of Awards) does not apply to the transmission of an Award on the death of a Participant to the Participant’s personal representatives or assignment by way of court order.

4.4	Rights Issues and Other Variations of Capital

If there is:
4.4.1	a variation in the equity share capital of NV and/or PLC, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital;

4.4.2	any change in the certification of NV Shares by the Foundation Unilever N.V. Trust Office or any of its successors;

4.4.3	a demerger (in whatever form) or exempt distribution by virtue of Section 213 of the Income and Corporation Taxes Act 1988;

4.4.4	a special dividend or distribution; or

4.4.5	any other corporate event which might affect the current or future value of any Award, the Board may adjust the number or class of Shares or securities subject to the Award.

Any securities which a Participant receives in respect of his Investment Shares as a result of an event described above will, unless the Board decides otherwise, also be treated as Investment Shares. This will not apply to any Shares which a Participant acquires on a rights issue to the extent that they exceed the number he would have acquired on a sale of sufficient rights under the rights issued nil-paid to take up the balance of the rights.

5	Timing of Vesting

5.1	Satisfying conditions

As soon as reasonably practicable after the end of the Performance Period, the Board will determine whether and to what extent any Performance Condition or other condition imposed under rule 3.7 (Other Conditions) has been satisfied or waived and how many Shares will Vest for each Award, subject to the Participant’s continued employment until the date of Vesting. The Board has authority, in its discretion, to adjust the Awards downwards, and upwards with prior shareholders’ approval if, in the Board’s opinion, taking all circumstances in to account, it would produce an unfair result.
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5.2	Timing of Vesting

Subject to rules 3.7 (Other Conditions), 7 (Leaving the Group before Vesting) and 8 (Takeovers and Restructurings), an Award Vests, to the extent determined under rule 5.1 (Satisfying conditions), on the date of Vesting or, if on that date a Dealing Restriction applies, the first date on which it ceases to apply.

5.3	Lapse

To the extent that any Performance Condition is not satisfied at the end of the Performance Period, the relevant portion of the Award will lapse to the extent that the Performance Condition is not satisfied, unless otherwise specified in the Performance Condition. To the extent that any other condition is not satisfied, the Award will lapse if so specified in the terms of that condition.

If an Award lapses under the Plan, it cannot Vest and a Participant has no rights in respect of it.

6	Consequences of Vesting

6.1	Delivery of Shares

Within 30 days of an Award Vesting, the Grantor will arrange (subject to rules 6.4 (Tax and Social Security Contributions Withholding) and 10.8 (Consents)) for the transfer or issue to, or to the order of, the Participant of the number of Shares in respect of which the Award has Vested.

6.2	Dividend Equivalents

An Award will, unless the Board decides otherwise, include the right to the extent the Awards have Vested, to receive Dividend Equivalents, subject to rule 6.4 (Tax and Social Security Contributions Withholding). Dividend Equivalents will be delivered in additional Shares (rounded down to the nearest whole Share if the Board so decides), unless otherwise determined at any time by the Grantor with the consent of the Board.

Dividend Equivalents will be paid to any relevant Participant as soon as practicable after Vesting.

6.3	Cash Alternative

The Grantor may, subject to the approval of the Board, decide to satisfy an Award by paying an equivalent amount in cash (subject to rule 6.4 (Tax and Social Security Contributions Withholding).

6.4	Tax and Social Security Contributions Withholding

The Company, the Grantor, any employing company or trustee of any employee benefit trust may withhold such amount and make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of Annual Bonus Awards, Investment Shares or Awards. These arrangements may include the sale or reduction in number of any Shares subject to an Award or Investment Shares or the Participant discharging the liability himself as the Grantor deems appropriate.
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6.5	Tax Elections

The Participant will, if required to do so, make an election regarding the method of payment of any mandatory taxes.

7	Leaving the Group before Vesting

7.1	General Rule on Leaving Employment
7.1.1	Unless rule 7.2 (Leaving in specified circumstances) applies, an Award which has not Vested will lapse on the date the Participant ceases to be an Employee.

7.1.2	The Board may decide that an Award which has not Vested will lapse on the date on which the Participant gives or receives notice of termination of his employment with any Member of the Group (whether or not such termination is lawful), unless the reason for giving or receiving notice is listed in rule 7.2.1(i) to 7.2.1(iv) below.
7.2	Leaving in Specified Circumstances
7.2.1	If a Participant ceases to be an Employee before the date of Vesting for any of the reasons set out below, then his Awards will Vest as described in rule 7.3 (Vesting – Awards) and lapse as to the balance. The reasons are:
(i)	ill health, injury or disability, as established to the satisfaction of NV or PLC;

(ii)	retirement with the agreement of the Participant’s employer;

(iii)	the Participant’s employing company ceasing to be under the Control of neither NV or PLC;

(iv)	a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is neither under the Control of NV or PLC nor a Member of the Group;

(v)	redundancy;

(vi)	death; and

(vii)	any other reason, if the Board so decides in any particular case.
7.2.2	The Board may only exercise the discretion provided for in rule 7.2.1(vii) within 2 months after cessation of the relevant Participant’s employment or office, and the Award will lapse or Vest (as appropriate) on the earlier of the date on which the discretion is exercised and the end of the 2-month period. The Board may delegate decisions under this rule 7.2 (Leaving in Specified Circumstances) and 7.3 (Vesting – Awards) as it considers appropriate.
7.3	Vesting — Performance

Where rule 7.2 applies, the Award does not lapse and the extent to which it will Vest is measured in accordance with rule 5.1 (Satisfying conditions) at the end of the Performance Period. However, the Board may decide in its discretion that the Performance Period in respect of an Award should be treated as ending on the date of the termination of employment or office and that the Award should Vest immediately, to the extent that the Performance Condition has been satisfied (as determined by the Board in the manner specified in the Performance Condition or in such manner as it considers reasonable). Unless the Board decides otherwise, the level of Award should be reduced pro rata so that
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it reflects only the proportion of the original Vesting Period which has elapsed before the termination of employment or office.
7.4	Meaning of “ceasing to be an Employee”

For the purposes of this rule 7, a Participant will not be treated as ceasing to be an Employee until he is no longer an Employee of any Member of the Group or if he then recommences employment with, or becomes a director of, a Member of the Group within 30 days.

8	Takeovers and Restructurings

8.1	Takeover
8.1.1	If rule 8.3 (Reconstruction) does not apply, where a person (or a group of persons acting in concert) obtains Control of NV and/or PLC as a result of making an offer to acquire Shares, an Award Vests, subject to rule 8.1.3, on the date the person obtains Control.

8.1.2	Where an Award Vests under rule 8.1.1, the Board will determine the extent to which any Performance Condition has been satisfied under rule 6.1 (Delivery of Shares) and the proportion of the Award which will Vest.

The Board may decide that an Award which has Vested under rule 8.1.1 is reduced pro rata to reflect the acceleration of Vesting.

To the extent that an Award has not Vested, it shall lapse as to the balance, unless exchanged under rule 9 (Exchange of Awards).

8.1.3	An Award will not Vest under rule 8.1.1 but will be exchanged under rule 9 (Exchange of Awards) if:
(i)	an offer to exchange Awards is made and accepted by a Participant; or

(ii)	the Board, with the consent of the Acquiring Company, decides before the person obtains Control that the Awards will be automatically exchanged.
8.2	Scheme of Arrangement
8.2.1	If rule 8.3 (Reconstruction) does not apply, when under Section 895 of the Companies Act 2006 a court sanctions a compromise or arrangement in connection with the acquisition of PLC Shares or any similar Dutch law in connection with NV Shares, an Award Vests, subject to rule 8.2.3, on the date of court sanction. This rule also applies where there is an equivalent procedure under local legislation.

8.2.2	Where an Award Vests under rule 8.2.1, the Board will determine the extent to which any Performance Condition has been satisfied under rule 6.1 (Delivery of Shares) and the proportion of the Award which will Vest.

The Board may decide that an Award which has Vested under rule 8.2.1 is reduced pro rata to reflect the acceleration of Vesting.

To the extent that an Award has not Vested, it shall lapse as to the balance, unless exchanged under rule 9 (Exchange of Awards).
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8.2.3	An Award will not Vest under rule 8.2.1 but will be exchanged under rule 9 (Exchange of Awards) if:
(i)	an offer to exchange Awards is made and accepted by a Participant; or

(ii)	the Board, with the consent of the Acquiring Company, decides before court sanction that the Awards will be automatically exchanged.
8.3	Reconstruction

If there is any internal reconstruction, reorganisation or acquisition of NV and/or PLC which does not involve a significant change in the identity of the ultimate shareholders of NV and PLC, this rule applies to any Awards which have not Vested by the day the reconstruction takes effect. The Board will arrange for the Awards to be replaced by an equivalent award of shares in the new parent company or companies as determined by the Board. The Board may amend (or waive) any Performance Condition as it considers appropriate, subject to applicable laws.

8.4	Demerger or Other Corporate Event
8.4.1	If the Board becomes aware that NV and/or PLC is or is expected to be affected by any demerger, distribution (other than an ordinary dividend) or other transaction not falling within rule 8.1 (Takeover) or rule 8.2 (Scheme of Arrangement) which, in the opinion of the Board, would affect the current or future value of any Award, the Board may allow an Award to Vest and subject to any such conditions as the Board may decide to impose.

8.4.2	Where an Award Vests under rule 8.4.1, the Board will determine the extent to which any Performance Condition has been satisfied under rule 6.1 and the proportion of the Award which will Vest.

The Board may decide that an Award which has Vested under rule 8.4.1 is reduced pro rata to reflect the acceleration of Vesting.

To the extent that an Award has not Vested, it shall lapse as to the balance.

8.4.3	Participants will be notified if they are affected by the Board exercising its discretion under this rule.
8.5	Board

In this rule 8, “Board” means those people who were members of the board of NV and PLC immediately before the change of Control.

9	Exchange of Awards

9.1	Exchange

If an Award is to be exchanged under rule 8 (Takeovers and Restructuring), the exchange will take place as soon as practicable after the relevant event.

9.2	Exchange Terms

Where a Participant is granted a new award in exchange for an existing Award, the new award:
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9.2.1	must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;

9.2.2	must be equivalent to the existing Award, subject to rule 9.2.4;

9.2.3	is treated as having been acquired at the same time as the existing Award and, subject to rule 9.2.4, Vests in the same manner and at the same time;

9.2.4	must either:
(i)	be subject to a Performance Condition which is, so far as possible, equivalent to any Performance Condition applying to the existing Award; or

(ii)	not be subject to any Performance Condition, but be in respect of the number of shares which is equivalent to the number of Shares comprised in the existing Award which would have Vested under rule 8.1 (Takeover), and Vest at the end of the Performance Period; or

(iii)	be subject to such other terms as the Board considers appropriate in all the circumstances; and
9.2.5	is governed by the Plan as if references to Shares were references to the shares over which the new award is granted and references to NV and PLC were references to the Acquiring Company or the body corporate determined under rule 9.2.1.
10	General

10.1	Terms of Employment
10.1.1	For the purposes of this rule 10.1, “Employee” means any person who is or will be eligible to be a Participant.

10.1.2	This rule 10.1 applies:
(i)	whether NV, PLC or the Grantor (including acting through its Board) has full discretion in the operation of the Plan, or whether NV or PLC could be regarded as being subject to any obligations in the operation of the Plan;

(ii)	during an Employee’s employment or employment relationship; and

(iii)	after the termination of an Employee’s employment or employment relationship, whether or not the termination is lawful.
10.1.3	Nothing in these rules or the operation of the Plan forms part of the contract of employment of an Employee. The rights and obligations arising from the employment relationship between the Employee and his employer are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment.

10.1.4	No Employee has a right to participate in the Plan. Participation in the Plan, payment of an Annual Bonus Award or the grant of Awards on a particular basis in any year does not create any right to or expectation of invitation, participation in the Plan or the grant of Awards on the same basis, or at all, in any future year.

10.1.5	The terms of the Plan do not entitle the Employee to the exercise of any discretion in his favour.
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10.1.6	The Employee will have no claim or right of action in respect of any decision, omission or discretion which may operate to the disadvantage of the Employee even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee and his employer.

10.1.7	No Employee has any right to compensation for any loss in relation to the Plan, including any loss in relation to:
(i)	any loss or reduction of rights or expectations under the Plan in any circumstances (including lawful or unlawful termination of employment);

(ii)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision;

(iii)	the operation, suspension, termination or amendment of the Plan.
10.2	Board’s Decisions Final and Binding

The decision of the Board on the interpretation of the Plan or regarding any dispute relating to any Award or matter relating to the Plan will be final and conclusive.

10.3	Third Party Rights

Nothing in this Plan confers any benefit, right or expectation on a person who is not a Participant. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

10.4	Documents Sent to Shareholders

NV or PLC is not required to send to Participants copies of any documents or notices normally sent to the holders of its Shares.

10.5	Costs

NV and PLC will pay the costs of introducing and administering the Plan. A Participant’s employer will be required to bear the costs in respect of an Award to that Participant.

10.6	Employee Trust

NV, PLC and any Subsidiary may provide money to the trustee of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Sections 681-683 of the Companies Act 2006 or any applicable law.

10.7	Data Protection

By participating in the Plan the Participant consents to the holding and processing of personal data provided by the Participant to any Member of the Group, trustee or third party service provider for all purposes relating to the operation of the Plan. These include, but are not limited to:
10.7.1	administering and maintaining Participant records;

10.7.2	providing information to Members of the Group, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;
Rules of the Management Co-Investment Plan - 12 May 2010

10.7.3	providing information to future purchasers of the NV, PLC or the business in which the Participant works; and

10.7.4	transferring information about the Participant to a country or territory outside the European Economic Area that may not provide the same statutory protection for the information as the Participant’s home country.
10.8	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the Netherlands, the United Kingdom or elsewhere. The Participant is responsible for complying with any requirements he needs to fulfil in order to obtain, or avoid the necessity for, any such consent.

10.9	Share Rights

Shares issued to satisfy Awards under the Plan or as Investment Shares will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment. Where Shares are transferred to a Participant, including a transfer out of treasury, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The Participant will not be entitled to rights before that date.

10.10	Listing
10.10.1	If and so long as the NV Shares are listed on Eurolist by Euronext and traded on Euronext, NV will apply for listing of any NV Shares issued under the Plan as soon as practicable.

10.10.2	If and so long as PLC Shares are listed on the Official List and traded on the London Stock Exchange, PLC will apply for listing of any PLC Shares issued under the Plan as soon as practicable.
10.11	Notices
10.11.1	Any notice or other document which has to be given to a person who is or will be eligible to be a Participant under or in connection with the Plan may be:
(i)	delivered or sent by post to him at his home address according to the records of his employing company; or

(ii)	sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him;
or, in either case, such other address which the Board considers appropriate.

10.11.2	Any notice or other document which has to be given to NV, PLC, the Grantor or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place as the Board or duly appointed agent may from time to time decide and notify to Participants) or sent by e-mail or fax to any e-mail address or fax number notified to the Participant.

10.11.3	Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by e-mail or fax, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.
Rules of the Management Co-Investment Plan - 12 May 2010

10.12	Governing Law and Jurisdiction
10.12.1	Dutch law governs the Plan in respect of Awards granted over NV Shares and the Rotterdam District Court has non-exclusive jurisdiction in respect of any disputes arising.

10.12.2	English law governs the Plan in respect of Awards granted over PLC Shares and the English Courts have non-exclusive jurisdiction in respect of any disputes arising.

10.12.3	Where Awards are granted over a combination of NV and PLC Shares, the applicable law and jurisdiction in relation to such Awards will be determined on the Award Date by the Grantor.
11	Amending the Plan and Termination

11.1	Board’s powers

Except as described in the rest of this rule 11 and in accordance with relevant provisions of UK and Dutch company law, the RemCo may at any time change the Plan in any way.

11.2	Shareholder approval
11.2.1	Except as described in rule 11.2.2, the shareholders of NV or PLC in general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to:
(i)	the persons to or for whom Shares may be provided under the Plan;

(ii)	the limits on the number of Shares which may be issued under the Plan;

(iii)	the individual limit for each Participant under the Plan;

(iv)	any rights attaching to existing and/or future Awards and the Shares;

(v)	the rights of a Participant in the event of a capitalisation issue, rights issue, sub-division or consolidation of Shares or reduction or any other variation of capital of NV and/or PLC; or

(vi)	the terms of this rule 11.2.1.
11.2.2	The RemCo can change the Plan and/or any Awards granted under it and need not obtain the approval of NV or PLC in general meeting for any changes:
(i)	to benefit the administration of the Plan;

(ii)	to comply with or take account of the provisions of any proposed or existing legislation;

(iii)	to take account of any changes to legislation; or

(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of NV, PLC, any Subsidiary or any present or future Participant.
Rules of the Management Co-Investment Plan - 12 May 2010

11.3	Notice

The RemCo is not required to give written notice of any changes made to any Participant affected.

11.4	Termination

The Plan will terminate on the Expiry Date, but the Board may terminate the Plan at any time before that date. The termination of the Plan will not affect existing Awards.
Rules of the Management Co-Investment Plan - 12 May 2010